EXHIBIT 99.1.1

                                ESCROW AGREEMENT



     ESCROW AGREEMENT (the "Escrow Agreement"), made this 31st day of October, 1997, by and among WESTERN WIRELESS CORPORATION, a Washington corporation ("Buyer"), TRIAD TEXAS, L.P., a Delaware limited partnership ("TTLP"), TRIAD OKLAHOMA, L.P. ("TOLP"), TRIAD UTAH, L.P., a Delaware limited partnership ("TULP"), BARRY B. LEWIS ("LEWIS"), CRAIG W. VIEHWEG ("VIEHWEG"), TERRY E. PURVIS ("PURVIS"), MEDIA/COMMUNICATIONS PARTNERS II LIMITED PARTNERSHIP, a Delaware limited partnership ("M/C II"), MEDIA/COMMUNICATIONS INVESTORS LIMITED PARTNERSHIP, a Massachusetts limited partnership ("M/C INVESTORS"), TRIAD CELLULAR CORPORATION, a Delaware corporation ("TCC"), and TRIAD CELLULAR L.P., a Delaware limited partnership ("TCLP"; TTLP, TOLP, TULP, LEWIS, VIEHWEG, PURVIS, M/C II, M/C INVESTORS, TCC and TCLP are hereinafter individually referred to as a "Seller" and collectively as "Sellers"), TCC, as agent for each of the Sellers, and FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION (the "Escrow Agent").

                                   W I T N E S S E T H:

     WHEREAS, pursuant to the (i) Purchase Agreement, dated April 24, 1997, by and among the Buyer, TTLP, TULP, TOLP, TCC and TCLP (the "Asset Purchase Agreement"), (ii) Purchase Agreement, dated April 24, 1997, by and between the Buyer and TCC (the "PCS Agreement"), (iii) Purchase Agreement, dated April 24, 1997, by and between Buyer and TCLP (the "Texas 1 Agreement"), and (iv) Agreement and Plan of Merger, dated April 24, 1997, by and among the Buyer, Minnesota Cellular Corporation, a Delaware corporation, Triad Investment Minnesota, Inc., a Delaware corporation, Lewis, Viehweg, Purvis, M/C II, M/C INVESTORS, TCC, TCLP and Triad Minnesota, L.P., a Delaware limited partnership (the "Merger Agreement"; the Asset Purchase Agreement, the PCS Agreement, the Texas 1 Agreement and the Merger Agreement are hereinafter referred to individually as a "Purchase Agreement" and collectively as the "Purchase Agreements"), Buyer has agreed to purchase, and Sellers have agreed to sell, the Authorizations and Businesses (as such terms are defined in each of the respective Purchase Agreements), all as more particularly set forth in the respective Purchase Agreements;

     WHEREAS, concurrently with the consummation of the transactions contemplated by the Asset Purchase Agreement and the Merger Agreement, as collateral security for Sellers' respective indemnification obligations under all of the Purchase Agreements, Section 7.02(d) of each of the Purchase Agreements requires the deposit by Sellers, at Sellers' option, of an aggregate of Six Million ($6,000,000) Dollars comprised of any combination of up to Six Million ($6,000,000) Dollars in cash (the "Cash Deposit") and up to Four Hundred Eighty Thousand (480,000) shares of Buyer's Class A Common Stock, no par value (valued for purposes hereof at Twelve Dollars Fifty Cents ($12.50) per share) issued to Sellers in accordance with the Merger Agreement (the "WWC Shares"; the escrow established hereby to hold the Cash Deposit and/or WWC Shares, and all interest accrued thereon or dividends, distributions or other payments of cash, other property or capital stock made with respect thereto, being hereinafter referred to as the "Escrow Fund"); and

     WHEREAS, the Escrow Fund has been deposited with the Escrow Agent by Sellers on the date hereof and shall be held and disposed of by the Escrow Agent pursuant to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. All terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreements.

     2. The Escrow Agent is hereby appointed as escrow agent to hold and distribute the Escrow Fund in accordance with the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in such capacity in accordance with the terms hereof.

     3. Each of the Sellers hereby appoints TCC as its agent for all purposes, including receipt or delivery of notices on their behalf, in connection with this Escrow Agreement, and hereby further agrees that all actions taken and all documents, instruments or notices executed by TCC hereunder shall be binding upon and enforceable against each and all of the Sellers.

     4. The Sellers are hereby depositing in accordance with, and as collateral security for Sellers' respective indemnification obligations under, Article 7 of each of the Purchase Agreements (i) the Cash Deposit, or (ii) a stock certificate or certificates representing all of the WWC Shares, together with duly executed, undated stock powers attached thereto. In the event that the Cash Deposit shall constitute all or any portion of the Escrow Fund, the Escrow Agent shall as promptly as reasonably practicable invest the Cash Deposit in United States Treasury Bills having a maturity not exceeding ninety (90) days, or other maturities, or United States Treasury money market accounts, as may be directed by joint written instructions signed by TCC and the Buyer. In the absence of such joint written instructions, the Cash Deposit will be invested by the Escrow Agent in a First Bank money market account. In the event that any portion of the Escrow Fund shall be comprised of WWC Shares, TCC shall have the right exercisable at any time prior to the Final Release Date (as hereinafter defined in Section 8(c) hereof), upon ten (10) days prior written notice to Buyer and the Escrow Agent (any such notice is a "Substitution Notice"), to substitute for each WWC Share held in escrow an amount in cash equal to Twelve Dollars Fifty Cents ($12.50) (as adjusted upward or downward, as the case may be, to reflect stock splits, stock dividends and other similar changes in Buyer's capitalization, notice of which has theretofore been provided to the Escrow Agent by Buyer). Such right shall include the right to cause the Escrow Agent to sell all or any portion of the WWC Shares held in escrow by the Escrow Agent pursuant to the terms hereof and to deposit the net cash proceeds therefrom in the Escrow Fund. In the event that the Escrow Agent shall determine, in its sole discretion, that the anticipated net cash proceeds of any such sale when added to (i) the amount of the Cash Deposit then held in the Escrow Fund, plus (ii) the amount obtained by multiplying the remaining number of WWC Shares that would be held in the Escrow Fund, following any anticipated sale of WWC Shares in accordance with any Substitution Notice furnished by TCC to Buyer and the Escrow Agent, by Twelve Dollars Fifty Cents ($12.50) (as adjusted, upward or downward, as the case may be, to reflect stock splits, stock dividends and other similar changes in Buyer's capitalization, notice of which has theretofore been provided to the Escrow Agent by Buyer (the sum of the amounts determined in accordance with this sentence being referred to herein as the "Escrow Balance")), will be less than the then applicable Required Balance (as hereinafter defined in this Section 4), the Escrow Agent shall not sell any such WWC Shares unless prior thereto TCC shall have deposited with the Escrow Agent an amount of cash sufficient, when aggregated with the applicable Escrow Balance, to increase the total amount of the Escrow Fund to an amount equal to the then Required Balance. In the event that the sum of the net cash proceeds of any such sale of WWC Shares made in accordance with a Substitution Notice, when added to the total Escrow Fund at the time of such sale exceeds the applicable Required Balance, the Escrow Agent shall, upon written request from TCC, deliver to TCC on behalf of the Sellers a cash payment from the Escrow Fund in the amount of such excess. TCC shall not have the right to substitute WWC Shares for any portion of the Escrow Fund comprised of the Cash Deposit. For the purposes of this Escrow Agreement, the term "Required Balance" shall mean (i) prior to the First Release Date (as hereinafter defined in Section 8(b) hereof), the sum of $6,000,000 and
(ii) on and after the First Release Date, the sum of $4,500,000 or, if higher than $4,500,000, the Reserve Amount (as hereinafter defined in Section 8(b) hereof) required to be retained in the Escrow Fund in accordance with Section 8 hereof.

     5. This Escrow Agreement and the escrow established hereby is the "Escrow Agreement" and "Escrow Fund", respectively, contemplated by Article 7 of each of the Purchase Agreements. This Escrow Agreement and the deposit of the Escrow Fund with the Escrow Agent pursuant hereto do not expand or limit any of Sellers' or Buyer's respective rights, liabilities or obligations under any of the Purchase Agreements.

     6. The Escrow Agent shall retain the Escrow Fund as security for any matter for which Buyer and its Affiliates are entitled to indemnification pursuant to
Article 7 of any of the Purchase Agreements.

     7. The following procedures shall govern the application of the Escrow Fund to satisfy claims, if any, for any Losses incurred by the Buyer and its Affiliates and their respective officers, directors, shareholders, agents and representatives which Sellers have agreed to indemnify jointly and severally and hold harmless the Buyer and its Affiliates from and against pursuant to Article 7 of the Purchase Agreements.

     (a) If prior to one (1) year and one hundred eighty (180) days after the date hereof, the Escrow Agent receives written notice from the Buyer that the Buyer is entitled to receive all or any portion of the Escrow Fund (a "Notice of Claim"), the Escrow Agent shall deliver a copy thereof to TCC in accordance with
Section 14 hereof. If on or prior to the 30th calendar day following the date the copy of such Notice of Claim is deemed delivered to TCC in accordance with
Section 14 hereof the Escrow Agent shall not have received a written notice from TCC disputing all or part of such claim (a "Dispute Notice"), the Escrow Agent shall disburse to the Buyer on the first Business Day following the end of such 30-day period a portion of the Escrow Fund equal to the entire amount set forth in such Notice of Claim.

     (b) If the Escrow Agent shall have received a Dispute Notice within the 30-day period specified in Section 7(a) from TCC with respect to any amounts which are the subject of a Notice of Claim (such amounts which are disputed being referred to as "Disputed Amounts"), the Escrow Agent shall promptly give a copy thereof to the Buyer in accordance with Section 14 hereof and continue to hold the Disputed Amounts until it shall have received either (A) written instructions signed by both TCC and the Buyer, or (B) written notice of (along with a copy thereof) a court order or judgment of a court of competent jurisdiction, which order or judgment has become a Final Order (as hereinafter defined in this Section 7(b)), declaring either that the Buyer is not entitled to any portion of a Disputed Amount or that the Buyer is entitled to all or a portion of such Disputed Amount (any such instructions or order or judgment, being referred to as a "Resolution Notice"), in which case the Escrow Agent shall disburse or continue to hold the Escrow Fund (or portion thereof) in accordance with such Resolution Notice. The Escrow Agent shall disburse to the Buyer on the first Business Day following the end of such 30-day period the amount, if any, of the Escrow Fund that the Buyer has requested pursuant to a Notice of Claim and as to the disposition of which TCC has not disputed pursuant to a Dispute Notice provided to the Escrow Agent prior to the expiration of the 30-day period specified in Section 7(a) hereof. For the purposes of this Escrow Agreement, the term "Final Order" shall mean an action or decision as to which:
(i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed;
(ii) no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application has passed;
(iii) no court, arbitration panel or other alternative dispute resolution body, board or panel has the action or decision under reconsideration on its own motion and the time for initiating such reconsideration has passed; and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

     (a) The Escrow Agent shall retain custody of the Escrow Fund and shall not make any delivery or other disposition of any funds or property then held by it under this Escrow Agreement except pursuant to Sections 7(a) or 7(b) hereof, this Section 8 or otherwise in accordance with the terms and conditions of this Escrow Agreement.

     (b) On the day which is one (1) year from the date of the execution and delivery of this Escrow Agreement (or the next succeeding Business Day if such day is not a Business Day) (the "First Release Date"), the Escrow Fund shall be reduced to an amount equal to the greater of (x) Four Million Five Hundred Thousand ($4,500,000) Dollars, or (y) the sum of (i) all then Disputed Amounts which have not been resolved in accordance with Section 7(b) hereof by the delivery of a Resolution Notice to the Escrow Agent plus (ii) all amounts for which the Escrow Agent has received a Notice of Claim from Buyer pursuant to the terms hereof with respect to which the time for TCC to submit a Dispute Notice pursuant to Section 7(a) hereof has not yet expired (the sum of the amount referred to in this clause (y) is the "Reserve Amount"). In the event that the Escrow Fund shall contain any WWC Shares, then for purposes of clause (x) or (y) of the foregoing sentence. each WWC Share shall be valued at Twelve Dollars Fifty Cents ($12.50) per share (such amount to be adjusted upward or downward, as the case may be, to reflect stock splits, stock dividends and other similar changes in Buyer's capitalization, notice of which has theretofore been provided to the Escrow Agent by Buyer). Any amounts in the Escrow Fund on the First Release Date in excess of the Required Balance required to be retained in accordance with the foregoing sentences shall be promptly disbursed by the Escrow Agent to TCC on behalf of the Sellers. On and after the First Release Date, upon receipt by the Escrow Agent of any Resolution Notices concerning the Reserve Amounts, the Escrow Agent shall promptly disburse to the Buyer from the Escrow Fund the amount of the Reserve Amounts to which the Buyer is entitled in accordance with such Resolution Notices, and shall promptly disburse from the Escrow Fund the remainder, if any, of the Reserve Amounts in excess of $4,500,000 to TCC on behalf of the Sellers.

     (c) On the day which is one (1) year and one hundred eighty (180) days from the date of this Escrow Agreement (or the next succeeding Business Day if such day is not a Business Day) (the "Final Release Date"), the Escrow Agent shall disburse to TCC on behalf of the Sellers the balance of the Escrow Fund (including, without limitation, all WCC Shares) then held by the Escrow Agent in escrow pursuant to the terms hereof; provided, however, that the Escrow Agent shall retain in the Escrow Fund an amount sufficient to satisfy any and all outstanding Disputed Amounts and the aggregate amounts specified by the Buyer in any Notice of Claim with respect to which the time for TCC to submit a Dispute Notice has not yet expired pursuant to Section 7(a) hereof as of the Final Release Date. Upon receipt by the Escrow Agent of any Resolution Notice in the case of (x) Disputed Amounts, or (y) Notices of Claims for which a Dispute Notice is thereafter timely received by the Escrow Agent, the Escrow Agent shall promptly disburse to the Buyer from such amounts withheld on the Final Release Date the aggregate amount to which the Buyer is entitled in accordance with such Resolution Notices, and shall promptly disburse the remainder, if any, of such withheld amounts to TCC on behalf of the Sellers. In the event no Dispute Notice is provided by TCC to the Escrow Agent pursuant to Section 7(a) hereof with respect to a Notice of Claim pending on the Final Release Date, the Escrow Agent shall, in accordance with Section 7(a) hereof, disburse to the Buyer on the first Business Day following the end of such 30-day period a portion of the Escrow Fund equal to the amount set forth in such Notice of Claim.

     (d) The Escrow  Agent shall  disburse all or any portion of the Escrow Fund
(i) to and only to the Buyer in accordance with written instructions at any time received by the Escrow Agent from TCC, (ii) to and only to TCC in accordance with written instructions at any time received by the Escrow Agent from the Buyer and (iii) in accordance with any joint written instructions received at any time by the Escrow Agent from both the Buyer and TCC.

     (e) The Escrow Agent shall disburse to TCC, on behalf of the Sellers, on or prior to the expiration of twenty (20) Business Days following the completion of each calendar quarter during the term of this Escrow Agreement (commencing with the calendar quarter ended January 31, 1998), all interest accrued on the cash portion of the Escrow Fund maintained with the Escrow Agent. The Escrow Agent shall only make any such disbursement of interest if the applicable Escrow Balance following such disbursement would be sufficient to ensure that the total amount of the Escrow Fund shall be equal to the then applicable Required Balance.

     (f) If the Escrow Agent is to disburse any amount of the Escrow Fund to TCC while the Escrow Fund is comprised of both the Cash Deposit and WWC Shares, and if, after giving effect to such disbursement, amounts are to be retained by the Escrow Agent in the Escrow Fund, the Escrow Agent shall disburse such amount to TCC, at TCC's option, in cash, in WWC Shares or both as directed by TCC in writing to the Escrow Agent at least two (2) Business Days prior to the date of such disbursement. Whenever any WWC Shares are disbursed to TCC hereunder, such shares shall be valued for all purposes hereof at Twelve Dollars Fifty Cents ($12.50) per share (such amount to be adjusted upward or downward, as the case may be, to reflect stock splits, stock dividends and other similar changes in the Buyer's capitalization, notice of which has theretofore been provided to the Escrow Agent by Buyer). In the absence of such direction from TCC, the Escrow Agent shall make such disbursement in WWC Shares, valued as set forth in the preceding sentence. If the Escrow Agent is to disburse any amount of the Escrow Fund to the Buyer while the Escrow Fund is comprised of both cash and WWC Shares, and if, after giving effect to such disbursement, amounts are to be retained by the Escrow Agent in the Escrow Fund, the Escrow Agent shall disburse such amount to Buyer, at TCC's option, in cash, in WWC Shares or both as directed by TCC in writing to the Escrow Agent at least two (2) Business Days prior to the date of such disbursement (such written direction to include a calculation of the value of the WWC Shares in accordance with the following sentence, including appropriate supporting documentation from The Wall Street Journal). Whenever any WWC Shares are disbursed to Buyer hereunder, such shares shall be valued for all purposes hereof at the average closing price therefor on NASDAQ (as reported in THE WALL STREET JOURNAL) for the six (6) trading days immediately preceding the date on which such WWC Shares are disbursed to the Buyer. In the absence of such direction from TCC, the Escrow Agent shall make such disbursement in WWC Shares with the number of WWC Shares to be disbursed to Buyer to be determined by Buyer as of the date on which the Escrow Agent gives written notice to Buyer that it intends to disburse such shares to Buyer (such determination to be made by Buyer and delivered to the Escrow Agent and to be based upon a calculation of the value of such shares in accordance with the preceding sentence for the six (6) trading days immediately preceding the date of such notice from the Escrow Agent, including appropriate supporting documentation from THE WALL STREET JOURNAL).

     (g) For purposes of this Agreement the term "Business Day" means a day other than a Saturday, Sunday or legal holiday in the States of California, Washington, and, if different, the jurisdiction wherein the Escrow Agent maintains its principal place of business.

     2. The Escrow Fund and the Escrow Agent's obligations under this Escrow Agreement shall be deemed to be terminated at such time on and after the Final Release Date that the Escrow Agent shall have delivered all remaining funds from the Escrow Funds in accordance with this Escrow Agreement and at such time the Escrow Agent shall thereupon and thereafter be freed and discharged of all of its duties, liabilities and obligations hereunder. The Escrow Agent shall not terminate its duties, liabilities and obligations hereunder or deliver the Escrow Fund to the Sellers or the Buyer except as and in the manner herein provided.

     3. Upon the disbursement of any portion of the Escrow Fund to Sellers or Buyer pursuant to the terms of this Escrow Agreement, the Escrow Agent shall in conjunction therewith send a written statement to Buyer and TCC specifying the date and amount of such disbursement and the amount of the Escrow Fund retained in escrow by the Escrow Agent following such disbursement.

     (a) It is understood by the parties hereto that the Escrow Agent's duties are purely ministerial in nature and that it shall not be liable as Escrow Agent for any error in judgment, fact or law or any act done or omitted to be done except for its own willful misconduct or gross negligence. The Escrow Agent may consult with counsel of its own choosing and shall be fully protected with respect to any action taken, suffered or omitted by it in accordance with the advice of such counsel.

     (b) The Escrow Agent may rely on any certificate, statement, request, consent, agreement or other instrument which it believes in good faith to be genuine and to have been signed or presented by a proper person or persons. The Escrow Agent shall be fully protected in acting in accordance with any instruction given to it under this Escrow Agreement, and believed by it in good faith to have been signed by the proper person or persons. The Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions of this Escrow Agreement has been duly authorized to do so. The proper person or persons shall be, in the case of Buyer, any officer thereof, or in the case of Sellers, the President or Treasurer of TCC. The Escrow Agent shall not be bound by a modification to or amendment of this Escrow Agreement unless in writing and signed by Buyer and TCC, and if its duties as Escrow Agent hereunder are affected, unless the Escrow Agent shall have given its prior written consent thereto. The Escrow Agent shall not be deemed to have notice of any amendment or modification of the Escrow Agreement until it has received a copy of the amendment or modification, duly certified to be true and correct by Buyer and TCC. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from Buyer or TCC with respect to the Escrow Fund which, in its opinion, are in conflict with each other or with any of the provisions of this Escrow Agreement, the Escrow Agent shall be entitled (i) to refrain from taking any action other than to retain the Escrow Fund until it shall receive (i) a Final Order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement or instruction letter executed by both TCC and the Buyer directing delivery of the Escrow Fund, in which event the Escrow Agent shall promptly disburse the Escrow Fund in accordance with such Final Order or agreement or instruction letter.

     (c) The Escrow Agent shall not be obligated to initiate litigation or other legal proceedings in connection with the performance of its duties hereunder; provided, however, if the Escrow Agent is threatened by or reasonably anticipates litigation by reason hereof, it is hereby authorized to interplead all interested parties in any court of competent jurisdiction and deposit with the clerk of such court any funds, deeds or other property held by it pursuant hereto and, thereupon, the Escrow Agent shall stand fully relieved and discharged of any further duties, liabilities and obligations hereunder.

     (d) TCC and  Buyer  jointly  and  severally  agree  to  indemnify  and hold harmless the Escrow Agent against all costs, damages, expenses, fees and liabilities (including judgments, costs and reasonable attorneys' fees), resulting from or arising out of the exercise, in good faith, by the Escrow Agent, of its duties and obligations under this Escrow Agreement, including any suit or interpleader action which may be instituted by it. The Escrow Agent shall not be liable for any loss which may be incurred by reason of any investments of any funds which it holds hereunder, provided that the Escrow Agent shall have complied with the terms of Section 4 hereof.

     (e) The Escrow Agent may resign at any time by (i) giving thirty (30) days prior written notice to that effect to TCC and Buyer, and (ii) designating in that notice a successor Escrow Agent which shall be a national bank having capital and surplus in excess of $100,000,000. If the designated successor Escrow Agent refuses to serve, then the Escrow Agent may substitute another successor Escrow Agent by giving thirty (30) days prior written notice to that effect to TCC and Buyer. The Escrow Agent's resignation shall be effective upon the expiration of the applicable thirty-day period. On the effective date of its resignation, the Escrow Agent shall assign and deliver to its successor the Escrow Fund or its interest in the Escrow Fund. Notwithstanding the foregoing provisions, the Escrow Agent's duties shall terminate when, and only when, (a) it assigns and delivers to the successor Escrow Agent all of the Escrow Fund or its interest in the Escrow Fund and (b) the successor Escrow Agent accepts the Escrow Fund or such interest therein and agrees to serve as Escrow Agent hereunder by executing and delivering to each of the Buyer and TCC a counterpart of this Escrow Agreement. If an Escrow Agent fails to designate a successor Escrow Agent as prescribed or if the designated successor Escrow Agent refuses to accept the Escrow Fund or interest therein, then the resigning Escrow Agent shall retain safely the Escrow Fund or interest and shall continue to serve as Escrow Agent hereunder until a successor Escrow Agent is designated and accepts the Escrow Fund or interest therein.

     4. The Escrow Agent agrees that it will be entitled to receive the fees and reimbursements of expenses which are set forth on Exhibit A attached hereto as payment in full for the services to be rendered by the Escrow Agent hereunder. In addition, the Escrow Agent shall also be reimbursed by the Sellers and the Buyer for all other reasonable fees and expenses, including out-of-pocket costs and expenses and reasonable attorneys' fees, incurred by the Escrow Agent in connection with the performance of its duties hereunder. Any fees, expenses or disbursements payable to the Escrow Agent hereunder shall be payable one-half by the Sellers and one-half by the Buyer.

     (a) This Escrow Agreement shall be binding upon and shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

     (b) This Escrow Agreement shall be governed by and construed in accordance with the laws and decisions of the State of California applicable to contracts made and performed entirely therein.

     (c) This Escrow Agreement contains the entire understanding between its parties concerning its subject matter. A waiver or breach by any party of any of the terms and conditions of this Escrow Agreement shall not be deemed a waiver of the term or condition for the future, or any other term, condition, or subsequent breach of this Escrow Agreement.

     (d) This Escrow Agreement may be executed in separate counterparts, each of which shall be an original, but all such counterparts shall together constitute a single instrument.

     (e) In the event of any conflict between the Purchase Agreement and this Escrow Agreement, this Escrow Agreement shall control.

     5. All notices, requests, consents and other communications under this Escrow Agreement shall be in writing and shall be sent via commercial overnight delivery service, by facsimile or by hand:

            If to the Escrow Agent, to:
            First Trust of California, National Association
            550 S. Hope Street
            Suite 500
            Los Angeles, California 90071
            Attention:  Ms. Andrea Freeman, Trust Officer
            Facsimile No. (213) 533-8736


            If to any Seller or TCC, to:   Triad Cellular Corporation
                                           2420 Sand Hill Road
                                           Menlo Park, California 94025
                                           Attention:  Mr. Barry B. Lewis
                                           Facsimile No.: (415) 854-4512

            With a copy (which shall not constitute notice) to:

                                           Edwards & Angell
                                           101 Federal Street
                                           Boston, Massachusetts 02110

            Attention: Stephen O. Meredith, Esq.


                                           Facsimile No.: (617) 439-4170

            If to the Buyer, to:           Western Wireless Corporation
                                           2001 N.W. Sammamish Road
                                           Issaquah, Washington 98027
                                           Attention: Alan R. Bender, Esq.
                                           Facsimile No.: (206) 313-5520

            With a copy (which shall not constitute notice) to:

                                           Rubin Baum Levin Constant &  Friedman
                                           30 Rockefeller Plaza
                                           29th Floor
                                           New York, New York 10112

                                           Attention:  Barry A. Adelman, Esq.


                                           Facsimile No.: (212) 698-7825

or to such other address or facsimile number of which the addressee shall have notified the sender in writing. Notices sent by overnight delivery service shall be deemed given on the next


Business Day after they are placed in the hands of a representative of such service, notices sent by facsimile machine shall be deemed given when sent, and notices sent by hand shall be deemed given when delivered.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the day and year first above written.

BUYER:

WESTERN WIRELESS CORPORATION


By:/s/Alan R. Bender
   ------------------------------
   Name:  Alan R. Bender
   Title:  Senior Vice President


SELLERS:


TRIAD TEXAS, L.P.

By:  Triad Cellular Corporation,
     its general partner


By:/s/Barry B. Lewiis
   ------------------------------
   Name:  Barry B. Lewis
   Title: President


TRIAD OKLAHOMA, L.P.

By: Triad Cellular Corporation,
    its general partner

By:/s/Barry B. Lewiis
   ------------------------------
   Name:  Barry B. Lewis
   Title: President


TRIAD UTAH, L.P.

By:  Triad Cellular Corporation,
     its general partner


By:/s/Barry B. Lewis
   ------------------------------
   Name:  Barry B. Lewis
   Title: President


   /s/ Barry B. Lewis
---------------------------------------
       Barry B. Lewis


   /s/ Craig Viehweg
----------------------------------------
       Craig Viehweg


   /s/ Terry E. Purvis
----------------------------------------
       Terry E. Purvis


TRIAD CELLULAR CORPORATION


By:/s/Barry B. Lewis
   ------------------------------
   Name:  Barry B. Lewis
   Title: President


TRIAD CELLULAR L.P.

By: Triad Cellular Corporation,
    its general partner


By:/s/Barry B. Lewis
   ------------------------------
   Name:  Barry B. Lewis
   Title: President


MEDIA/COMMUNICATIONS PARTNERS II LIMITED PARTNERSHIP


By: M/CP II Limited Partnership,
      its general partner


By: M/C II General Partner-J., Inc.,
       a general partner


By: /s/ James F. Wade
    -------------------------------
   Name: James F. Wade
   Title:  President


MEDIA/COMMUNICATIONS INVESTORS LIMITED PARTNERSHIP


By: M/C Investors General Partner-J., Inc.,
        a general partner


By: /s/ James F. Wade
    -------------------------------
   Name: James F. Wade
   Title:  President



AGENT FOR SELLERS:

TRIAD CELLULAR CORPORATION


By:/s/Barry B. Lewis
   ------------------------------
   Name:  Barry B. Lewis
   Title: President


ESCROW AGENT:


FIRST TRUST OF CALIFORNIA, NATIONAL
ASSOCIATION

By:/s/Brad E. Scarbrough
   ------------------------------------
    Name:  Brad E. Scarbrough
    Title: Assistant Vice President

                          EXHIBIT A TO ESCROW AGREEMENT

                 FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION
                        GLOBAL ESCROW DEPOSITORY SERVICES
                                  FEE SCHEDULE
           TRIAD CELLULAR CORPORATION AND WESTERN WIRELESS CORPORATION

I.          ACCEPTANCE FEE:         $500

Covers  the  escrow  agent's  examination  of  governing   instruments  and  all
supporting documentation as well as set up of required records and accounts. Payable at opening.

Consideration-   IN THE EVENT STOCK IS SOLD AND TRANSFERRED TO CASH, ADDITIONAL
                 FEES WILL BE BASED ON THE FOLLOWING SCHEDULE.         FEES
$0-499,999  $500
$500,000-999,999        $1,000
$1.0-2.49 million       $2,000
$2.5-4.9 million        $3,000
$5.0-9.99 million       $4,000
$10.0 million and above $5,000
                                               PLUS $0.10 PER $1,000
                                               OVER $10 MILLION

II.         ANNUAL ADMINISTRATION FEE:         $1,000

Covers ordinary escrow agent services, such as maintenance of records, examination of notices to determine compliance with the governing instrument, and preparation and distribution of accounting statements. Payable annually in advance.

III.        INVESTMENT PROCESSING FEES:

First Bank System investments       NO CHARGE
Outside investments     .005% OF INCOME EARNED
                                                (MINIMUM $250)

IV.         ACTIVITY FEES:

Deposits and/or Disbursements (per transaction) $20
Wire transfers (incoming or outgoing)           $25
(Note:  Deposits & Disbursement charges are waived if utilizing wire transfers)

Off-site Closing (California)       $500
Out-of-State Closing    AT COST

V.          OUT-OF-POCKET EXPENSES: BILLED AT COST

Expenses including but not limited to stationery, postage, telephone, insurance, shipping, Telex/Telegram, services of outside counsel and agents. (Plus indirect out-of-pocket expenses at 3% of annual administration fees.)

VI.         EXTRAORDINARY SERVICES AND EXPENSES:

Charges for performing other escrow services not specifically covered in this schedule will be determined by an appraisal of the services rendered.

                               ALL ESCROW FEES ARE
                      NON-PRORATABLE AND NON-REFUNDABLE THE
                       FEES SHOWN IN THIS SCHEDULE MAY BE
                     INCREASED UPON THIRTY (30) DAYS NOTICE.